Hallie Elsner, Investors 212.969.6943 hallie.elsner@alliancebernstein.com	Jen Will, Media 212.969.1157 jen.will@alliancebernstein.com

AB Announces May 31, 2019 Assets Under Management
New York, NY, June 12, 2019 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $560 billion during May 2019 from $568 billion at the end of April. The 1.4% decline was due to market depreciation, partially offset by net inflows into all three distribution channels - Institutions, Retail and Private Wealth.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At May 31, 2019				At Apr 30
					2019

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$38	$68	$46	$152	$160
Passive	23	31	—	54	58
Total Equity	61	99	46	206	218

Fixed Income
Taxable	151	72	12	235	232
Tax-Exempt	1	19	25	45	43
Passive	—	9	—	9	9
Total Fixed Income	152	100	37	289	284

Other(1)	48	5	12	65	66
Total	$261	$204	$95	$560	$568

	At April 30, 2019

Total	$262	$209	$97	$568

(1) Includes certain multi-asset services and solutions and certain alternative investments.

www.alliancebernstein.com    1 of 2

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2018 or Form 10-Q for the quarter ended March 31, 2019. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2019, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.2% of AllianceBernstein and AXA Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.6% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com    2 of 2